Exhibit (k)(6)

AMENDED AND RESTATED LOAN SALE AND CONTRIBUTION AGREEMENT

by and between

WHITEHORSE FINANCE, LLC,

as the Seller

and

WHITEHORSE FINANCE WAREHOUSE, LLC,

as the Buyer

Dated as of September 27, 2012

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TABLE OF CONTENTS

(continued)

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AMENDED AND RESTATED LOAN SALE AND CONTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED LOAN SALE AND CONTRIBUTION AGREEMENT, dated as of September 27, 2012 (as amended, modified, supplemented or restated from time to time, this “Agreement”), is between WHITEHORSE FINANCE, LLC, a Delaware limited liability company (together with its successors (including any successor by conversion in connection with the BDC Election Date) and assigns, “Parent,” and in its capacity as seller hereunder, together with its successors (including any successor by conversion in connection with the BDC Election Date) and assigns, the “Seller”) and WHITEHORSE FINANCE WAREHOUSE, LLC, a Delaware limited liability company (together with its successors and assigns, the “Buyer”).

WHEREAS, in the regular course of its business, the Seller originates and/or otherwise acquires Collateral Obligations;

WHEREAS, the parties hereto previously entered into the Loan Sale and Contribution Agreement dated as of August 16, 2012 (as amended, modified, supplemented or restated prior to the date hereof, the “Original Loan Sale and Contribution Agreement”);

WHEREAS, pursuant to the Original Loan Sale and Contribution and this Agreement, the Buyer has purchased and may from time to time continue to purchase certain assets from the Seller and the Seller has sold and may from time to time continue to sell to the Buyer certain assets originated or acquired by the Seller in its normal course of business, together with, among other things, certain related security and rights of payment thereunder; and

WHEREAS, the parties hereto now wish to amend and restate the Original Loan Sale and Contribution Agreement in its entirety;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01	Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings attributed to such terms in the Credit Agreement, unless the context otherwise requires. In addition, as used herein, the following defined terms shall have the following meanings:

“Advance Date” means the date of the initial Advance made to the Buyer with respect to the related Collateral Obligation under the Credit Agreement.

“Agreement” shall have the meaning provided in the first paragraph of this Agreement.

“BDC Election Date” means the date upon which, after the Seller has filed an election with the SEC on Form N-54A to be subject to the provisions of Sections 55 through 65 of the Investment Company Act in anticipation of (or concurrent with) the effectiveness of its registration statement with the SEC on Form N-2 for the public offering of its securities.

“Buyer” shall have the meaning provided in the first paragraph of this Agreement.

“Collateral” shall have the meaning provided in Section 2.01.

“Conversion” means the date, if any, upon which the Parent converts by operation of law from a Delaware limited liability company to a Delaware corporation in anticipation of its expected BDC Election Date.

“Credit Agreement” means the Revolving Credit and Security Agreement, dated as of the date hereof, by and among the Buyer, as Borrower, the Lenders from time to time party thereto, Natixis, New York Branch, as Facility Agent and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent.

“Excluded Amounts” means (a) any amount received by, on or with respect to any Collateral Obligation in the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any governmental Authority on such Collateral Obligation, (b) any amount representing escrows relating to taxes, insurance and other amounts in connection with any Collateral Obligation which is held in an escrow account for the benefit of the related Obligor and the secured party (other than the Seller in its capacity as lender with respect to such Collateral Obligation) pursuant to escrow arrangements, (c) any amount with respect to any Collateral Obligation repurchased or substituted by the Seller under Article VI to the extent such amount is attributable to a time after the effective date of such repurchase or substitution, (d) any Retained Fee received by the Seller in connection with the origination of any Collateral Obligation and (e) any Equity Security related to any Collateral Obligation that the Seller determines will not be transferred to the Buyer by the Seller in connection with the sale of any related Collateral Obligation hereunder.

“Fair Market Value” shall mean, with respect to any Collateral Obligation and Related Property that is to be sold to the Seller pursuant to Section 6.02, (a) (i) the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such Collateral Obligation and Related Property; (ii) if only two such bids can be obtained, the average of the bid-side quotes; or (iii) if only one such bid can be obtained, such bid; or (b) if the Fair Market Value of a Collateral Obligation and Related Property cannot be determined in accordance with clause (a) above, then the Fair Market Value shall be the Appraised Value of such Collateral Obligation and Related Property that has been obtained or updated within the immediately preceding three months.

“Indemnified Party” shall have the meaning provided in Section 7.01.

“Loan List” means the list of Collateral Obligations provided by the Seller to the Buyer on each Purchase Date and incorporated as Schedule I to this Agreement by reference, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Purchase”: A purchase or other acquisition by the Buyer of Collateral from or as directed or referred by the Seller pursuant to Section 2.01.

“Purchase Date”: Any day on which any Collateral is acquired by the Buyer pursuant to the terms of this Agreement (including any Substitution Date), and including, for the avoidance of doubt, any day on which any Collateral is acquired directly by the Buyer from a third party in a transaction arranged and underwritten by the Seller and any day on which any Collateral is acquired by the Buyer in a transaction in which the Buyer is the designee of the Seller under the instruments of conveyance relating to the applicable Collateral.

“Purchase Price” shall have the meaning provided in Section 2.02.

“Replaced Loan” shall have the meaning provided in Section 6.01.

“Repurchase Price” means, on any date of determination with respect to any Collateral Obligation and Related Property with respect to which the Seller elects to exercise its option to repurchase pursuant to Section 6.02 of this Agreement, an amount equal to the greater of (a) the Fair Market Value of such Collateral Obligation and Related Property and (b) the amount required to be paid pursuant to Section 10.01(a)(viii) of the Credit Agreement so that Buyer shall be able to obtain a release the Lien of the Credit Agreement with respect thereto. To the extent any Repurchase Price exceeds the Fair Market Value of the related Collateral Obligation and Related Property, such excess shall be deemed a capital contribution by the Seller to the Buyer.

“Seller” shall have the meaning provided in the first paragraph of this Agreement.

“Substitute Loans” shall have the meaning provided in Section 6.01.

“Substitution Date” means any date on which the Seller transfers a Substitute Loan to the Buyer.

“Warehouse Facility” means any collateralized loan financing facility or collateralized loan obligation transaction that the Seller or any Affiliate thereof may be party to in any capacity.

Section 1.02	Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States. The symbol “$” shall mean the lawful currency of the United States of America. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03	Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding”.

Section 1.04	Interpretation.

In this Agreement, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Facility Documents;

(iii) references to “including” means “including, without limitation”;

(iv) reference to day or days without further qualification means calendar days;

(v) unless otherwise stated, reference to any time means New York, New York time;

(vi) references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

(vii) reference to any agreement (including any Facility Document), document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Facility Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefore; and

(viii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

Section 1.05	References.

All section references (including references to the preamble), unless otherwise indicated, shall be to Sections (and the preamble) in this Agreement.

Section 1.06	Calculations.

Except as otherwise provided herein, all interest rate and basis point calculations hereunder will be made on the basis of a 360 day year and the actual days elapsed in the relevant period and will be carried out to at least three decimal places.

ARTICLE II

TRANSFER OF LOAN ASSETS

Section 2.01	Sale, Transfer and Assignment.

(a) On the terms and subject to the conditions set forth in this Agreement (including the conditions to purchase set forth in Article III), on each Purchase Date, (x) with respect to items of Collateral conveyed by the Seller hereunder, the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Buyer, and the Buyer hereby Purchases and takes from the Seller all right, title and interest (whether now owned or hereafter acquired or arising and wherever located) of the Seller (including all obligations of the Seller as lender to fund any Revolving Collateral Loan or Delayed Drawdown Collateral Loan conveyed by the Seller to Buyer hereunder which obligations Buyer hereby assumes), and (y) in all other cases, with respect to items of Collateral Purchased by the Buyer hereunder, the Buyer hereby Purchases all right, title and interest (whether now owned or hereafter acquired or arising and wherever located) (including all obligations as lender to fund any Revolving Collateral Loan or Delayed Drawdown Collateral Loan Purchased by Buyer hereunder which obligations Buyer hereby assumes), in the property identified in clauses (i) - (iv) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, accessions, proceeds and other property consisting of, arising out of, or related to any of the following (in each case excluding the Excluded Amounts) (collectively, the “Collateral”):

(i) the Collateral Obligations listed on each Loan List delivered by the Seller to the Buyer from time to time pursuant to this Agreement and all monies due, to become due or paid in respect of such Collateral Obligations on and after the related Purchase Date, including but not limited to all Collections and other recoveries thereon, in each case as they arise after the related Purchase Date;

(ii) all Liens and Related Property with respect to the Collateral Obligations referred to in clause (i) above;

(iii) all Related Documents with respect to the Collateral Obligations referred to in clause (i) above; and

(iv) all income and proceeds of the foregoing.

For the avoidance of doubt, and without limiting the foregoing, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Collateral Obligation acquired directly by the Buyer from a third party in a transaction arranged and underwritten by the Seller or any Collateral Obligation acquired by the Buyer in a transaction in which the Buyer is the designee of the Seller under the instruments of conveyance relating to the applicable Collateral Obligation.

(b) From and after each Purchase Date, the Collateral listed on the relevant Loan List shall be deemed to be Collateral hereunder.

(c) On any Purchase Date and on the Advance Date with respect to the Collateral to be acquired or financed by the Buyer on that date, as applicable, the Seller shall be deemed to, and hereby does, reaffirm and certify to the Buyer, the Collateral Agent, on behalf of the Secured Parties, and the Facility Agent, as of such Purchase Date or such Advance Date, as applicable, that each of the representations and warranties in Section 4.02 is true and correct as of such Purchase Date or such Advance Date, as applicable.

(d) Except as specifically provided in this Agreement, the sale and purchase of Collateral under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to the Seller for the credit risk of the Obligors.

(e) In connection with each Purchase of Collateral as contemplated by this Agreement, the Buyer hereby directs the Seller to, and the Seller agrees that it will Deliver, or cause to be Delivered, to the Custodian, each Collateral Obligation being transferred to the Buyer on such Purchase Date in accordance the applicable provisions of the Credit Agreement. The Seller shall take such action requested by the Buyer or the Facility Agent, from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer has an enforceable ownership interest and its assigns under the Credit Agreement have an enforceable and perfected security interest in the Collateral Purchased by the Buyer as contemplated by this Agreement, including after the BDC Election Date, filing a UCC-3 financing statement to amend the name of the Seller, as debtor in connection with the UCC financing statement filed on the Closing Date with respect to this Agreement.

(f) In connection with the Purchase by the Buyer of the Collateral as contemplated by this Agreement, the Seller further agrees that it will, at its own expense, indicate clearly and unambiguously in its computer files and its financial statements, on or prior to each Purchase Date, that such Collateral has been Purchased by the Buyer in accordance with this Agreement.

(g) The Seller further agrees to deliver to the Buyer on or before each Purchase Date a computer file containing a true, complete and correct Loan List (which shall contain the related Principal Balance, outstanding principal balance, loan number and Obligor name for each Collateral Obligation) as of the related Purchase Date. Such file or list shall be marked as Schedule I to this Agreement, shall be delivered to the Buyer as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement as such Schedule I may be supplemented and amended from time to time.

(h) It is the intention of the parties hereto that the conveyance of all right, title and interest in and to the Collateral to the Buyer as provided in Section 2.01 shall constitute an absolute sale, conveyance and transfer conveying good title, free and clear of any Lien (other than Permitted Liens) and that the Collateral shall not be part of the Seller’s bankruptcy estate in the event of an Insolvency Event with respect to the Seller. Furthermore, it is not intended that such conveyance be deemed a pledge of the Collateral Obligations and the other Collateral to the Buyer to secure a debt or other obligation of the Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.01 is determined to be a transfer for security, then this Agreement shall also be deemed to be, and hereby is, a “security agreement” within the meaning of Article 9 of the UCC and the Seller hereby grants to the Buyer a duly perfected, first priority “security interest” within the meaning of Article 9 of the UCC in all right, title and interest in and to the Collateral, now existing and hereafter created, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of the Collateral together with all of the other obligations of the Seller hereunder. The Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

Section 2.02	Purchase Price.

The purchase price for each item of Collateral (a) sold to the Buyer by the Seller under this Agreement shall be a dollar amount equal to the fair market value thereof as determined by Seller’s investment adviser prior to the BDC Election Date and, on and after the BDC Election Date, the value thereof as determined by the board of directors of the Seller in accordance with the Investment Company Act (but in no event at less than fair market value) and (b) acquired directly by the Buyer from an unaffiliated third party as contemplated by this Agreement shall be a dollar amount equal to the purchase price paid or other amount, however characterized, advanced by the Buyer for such Collateral (in each case, the “Purchase Price”).

Section 2.03	Payment of Purchase Price.

(a) The Purchase Price for any Collateral sold by the Seller to the Buyer on any Purchase Date shall be paid in a combination of (i) immediately available funds and (ii) if the Buyer does not have sufficient funds to pay the full amount of the Purchase Price, by means of a capital contribution by the Seller to the Buyer.

(b) The Purchase Price for any Collateral Purchased by the Buyer directly from a third party on any Purchase Date shall be paid in immediately available funds, which may comprise, if the Buyer does not have sufficient funds to pay the full amount of the Purchase Price (after taking into account any Advance the Buyer expects to receive pursuant to the Credit Agreement), amounts contributed by the Seller to the Buyer.

(c) Notwithstanding any provision herein to the contrary, the Seller may on any Purchase Date elect to designate all or a portion of the Collateral proposed to be transferred to the Buyer on such date as a capital contribution to the Buyer. In such event, the cash portion of the Purchase Price payable with respect to such transfer shall be reduced by that portion of the Purchase Price of the Collateral that was so contributed; provided that Collateral contributed to the Buyer as capital shall constitute Collateral for all purposes of this Agreement. To the extent the fair market value of any Collateral purchased or acquired by replacement and substitution by Buyer pursuant to this Agreement exceeds the amount of cash paid or other consideration exchanged therefore, such excess shall be deemed to be a capital contribution from the Seller to the Buyer.

(d) The Seller, in connection with each Purchase hereunder relating to any Collateral, shall be deemed to have certified, and hereby does certify, with respect to the Collateral to be Purchased by the Buyer on such day, that its representations and warranties contained in Article IV are true and correct on and as of such day, with the same effect as though made on and as of such day.

(e) Upon the payment of the Purchase Price for any Purchase, title to the Collateral included in such Purchase shall vest in Buyer, whether or not the conditions precedent to such Purchase and the other covenants and agreements contained herein were in fact satisfied; provided that Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent, covenant or agreement.

(f) The Seller and the Buyer acknowledge and agree that, solely for administrative convenience, any assignment agreement required to be executed and delivered in connection with the transfer of a Collateral Obligation in accordance with the terms of any Related Documents may reflect that the Seller or any Affiliate thereof is assigning such Collateral Obligation directly to the Buyer. Nothing in such assignment agreements shall be deemed to impair the transfers of the Collateral Obligations by the Seller to the Buyer in accordance with the terms of this Agreement. Any such Collateral Obligation so assigned for administrative convenience shall be sold and transferred by the related Affiliate to the Seller and, pursuant to this Agreement, shall be sold and transferred by the Seller to the Buyer. For the avoidance of doubt, all of the provisions of this Agreement, including without limitation the conditions precedent to all purchases, the representations and warranties of the Seller, the covenants of the Seller and the indemnity of the Seller, contained in Section 3.02, Article IV, Article V and Article VII hereof, respectively, shall apply to the Seller with equal force with respect to any such sales and assignments for administrative convenience by any Affiliate of the Seller to the Buyer as if such sale and assignment was directly from the Seller to the Buyer.

(g) Collateral Obligations may be purchased or acquired from time to time by the Buyer from the Seller or any of its Affiliates hereunder only if (i) the terms and conditions thereof are no less favorable to the Buyer than the terms it would obtain in a comparable, timely purchase or acquisition with a non-Affiliate and (ii) the transactions are effected in accordance with all Applicable Laws.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01	Conditions Precedent to Closing.

The closing hereunder of this Agreement is subject to the conditions precedent that (i) each of the conditions precedent to the execution, delivery and effectiveness of each other Facility Document (other than a condition precedent in any such other Facility Document relating to the effectiveness of this Agreement) shall have been fulfilled, and (ii) on or prior to the Closing Date, the Seller shall have delivered to the Buyer each of the items specified below in form and substance satisfactory to the Buyer and the Facility Agent.

(a) Counterparts of this Agreement executed on behalf of the Seller.

(b) Officer’s Certificates as to solvency duly executed by Responsible Officers of the Seller.

(c) All documents and information necessary to complete the Exhibit and Schedule to this Agreement, including the current Loan List (Schedule I hereto).

(d) Certificates of the Secretary or Assistant Secretary or other Responsible Officer of the Seller, each dated as of the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of the Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Buyer, the Collateral Agent, the Custodian, the Facility Agent and the Lenders may conclusively rely), (ii) that the copy of the certificate of formation of the Seller attached thereto is a complete and correct copy and that such certificate of formation has not been further amended, modified or supplemented and is in full force and effect, (iii) that the copy of the limited liability company agreement of the Seller attached thereto is a complete and correct copy and that such limited liability company agreement has not been further amended, modified or supplemented and is in full force and effect, and (iv) the resolutions of the Seller’s manager prior to its Conversion, if any, or board of directors after its Conversion, if any, approving and authorizing the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement and of the documents entered into by the Seller related thereto.

(e) All limited liability company and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer and the Facility Agent.

(f) A good standing certificate for the Seller issued by the Secretary of State of Delaware dated as of a date no more than ten (10) days prior to the Closing Date.

(g) Opinions of Dechert LLP, counsel to the Seller, in form and substance satisfactory to the Buyer and the Facility Agent.

(h) Filed UCC-1 financing statements naming the Seller, as debtor, and the Buyer, as secured party, and a filed UCC-3 financing statement naming the Collateral Agent, on behalf of the Secured Parties, as assignee, for the benefit of the Secured Parties, describing the Collateral and meeting the requirements of the laws of each jurisdiction in which it is necessary or reasonably desirable, or in which the Seller is required by Applicable Law, and in such manner as is necessary or reasonably desirable, to perfect the conveyance of the Collateral to the Buyer.

Section 3.02	Conditions Precedent to all Purchases.

The obligations of the Buyer to Purchase the Collateral from the Seller on any Purchase Date shall be subject to the satisfaction of the following conditions precedent that:

(a) all representations and warranties of the Seller contained in Sections 4.01 and 4.02 shall be true and correct on and as of such date as though made on and as of such date and shall be deemed to have been made on and as of such day;

(b) the Seller shall have delivered to the Buyer a duly completed Loan List that is true, accurate and complete in all respects as of the related Purchase Date;

(c) on and as of such Purchase Date, the Seller shall have performed all of the covenants and agreements required to be performed by it on or prior to such date pursuant to the provisions of this Agreement;

(d) no event has occurred and is continuing, or would result from such Purchase, that constitutes a Default or Event of Default (unless such purchase would cure such Default or Event of Default) and Buyer makes such Purchase in accordance with the applicable provisions hereof and of the Credit Agreement;

(e) except in connection with the transfer of a Substitute Loan in accordance with the provisions of this Agreement and of the Credit Agreement, the final day of the Reinvestment Period shall not have occurred; and

(f) no Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such Purchase by the Buyer in accordance with the provisions hereof.

Section 3.03	Release of Excluded Amounts.

The parties acknowledge and agree that the Buyer has no interest in the Excluded Amounts. Promptly upon the receipt by or release to the Buyer of any Excluded Amounts, the Buyer hereby irrevocably agrees to deliver and release to the Seller such Excluded Amounts, which release shall be automatic and shall require no further act by the Buyer; provided that the Buyer shall execute and deliver such instruments of release and assignment or other documents, or otherwise confirm the foregoing release of such Excluded Amounts, as may be reasonably requested by the Seller in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties Regarding the Seller.

As of the Closing Date, as of each Purchase Date and as of each Advance Date, as applicable, the Seller represents and warrants to the Buyer for the benefit of the Buyer and each of its successors and assigns that:

(a) Due Organization. The Seller is a limited liability company duly formed (or, on and after its Conversion, if any, a corporation duly incorporated) and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Seller is in good standing in the State of Delaware. The Seller is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business operations, assets or financial condition of the Seller or could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the provisions of any other Facility Document applicable to the Seller, or the performance by the Seller of its duties hereunder or thereunder.

(c) Due Authorization; Execution and Deliver; Legal, Value and Binding; Enforceability; Valid Sale. The execution and delivery by the Seller of, and the performance of its obligations under this Agreement and the other Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated hereby and thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Seller and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity). This Agreement shall effect a valid sale, transfer and assignment of or grant of a security interest in the Collateral Obligations from the Seller to the Buyer, enforceable against the Seller and creditors of and purchasers from the Seller.

(d) Non-Contravention. None of the execution and delivery by the Seller of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), in each case which would have a material adverse effect on the business, operations, assets or financial condition of the Seller or that could reasonably be expected to adversely affect in a material manner its ability to perform its obligations hereunder and under any other Facility Document applicable to it;

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. Other than any filings the Seller may be required to file after the Closing Date under the Investment Company Act, the Securities Act or the Exchange Act, and any registration it may be required to make after the Closing Date as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended, the Seller has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and has made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by the Seller of its obligations under this Agreement and the other Facility Documents, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party;

(f) Compliance with Applicable Law. The Seller has duly observed and complied with all Applicable Laws, including the Investment Company Act, relating to the conduct of its business and its assets except where the failure to do so could not reasonably be expected to result in a material adverse effect upon the performance by the Seller of its duties under, or on the validity or enforceability of this Agreement and the provisions of any other Facility Document applicable to the Seller.

(g) Solvency. The Seller, at the time of and after giving effect to each conveyance of Collateral Obligations hereunder and the transactions contemplated hereunder and under the Credit Agreement and the other Facility Documents, is Solvent on and as of the date thereof.

(h) Taxes. The Seller has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental Authority (other than any amount of tax due, the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on the books of the Seller); no tax Lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.

(i) Place of Business; No Changes. The Seller’s location (within the meaning of Article 9 of the UCC) is the State of Delaware. Except in connection with its Conversion, if any, the Seller has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.

(j) Investment Company Status. Prior to its BDC Election Date, if any, the Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act. On and after its BDC Election Date, if any, it conducts and will conduct its business and other activities (i) in compliance in all material respects with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder and (ii) in such a way that the transactions contemplated by the Facility Documents do not violate in any material respect the provisions of the Investment Company Act applicable to business development companies or any rules, regulations or orders issued by the SEC thereunder.

(k) Sale Treatment. Other than for accounting and tax purposes, the Seller has treated the transfer of Collateral Obligations to the Buyer for all purposes as a sale and/or capital contribution and purchase on all of its relevant books and records.

(l) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Buyer in all right, title and interest of the Seller in the Collateral Obligations, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

(ii) the Loans, along with the Related Documents, constitute “general intangibles,” “instruments,” “accounts,” “investment property,” or “chattel paper,” within the meaning of the applicable UCC;

(iii) the Seller owns and has, and upon the sale and transfer thereof by the Seller to the Buyer, the Buyer will have good and marketable title to such Collateral Obligations free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(iv) the Seller has received all consents and approvals required by the terms of the Collateral Obligations to the sale of the Collateral Obligations hereunder to the Buyer (except (A) to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC and (B) for any customary procedural requirements and agents’ and/or Obligors’ consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Buyer (except, in the case of clause (B), for any such agents’ consents where the Seller or any of its Affiliates is the agent which the Seller has or will obtain));

(v) the Seller has caused, or will cause in the case of the UCC-3 financing statement to be filed after its BDC Election Date to amend the name of the Seller, as debtor, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Obligations granted to the Buyer under this Agreement to the extent perfection can be achieved by filing a financing statement;

(vi) other than the security interest granted to the Buyer pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Obligations, except in connection with its Warehouse Facilities, if any, which security interests, if any, with respect to such Collateral Obligations will be released on or prior to the applicable Purchase Date. The Seller has not authorized the filing of and is not aware of any financing statements naming the Seller as debtor that include a description of collateral covering the Collateral Obligations other than any financing statement (A) relating to the security interest granted to the Buyer under this Agreement, or (B) that has been terminated or for which a release or partial release has been or will be timely filed. The Seller is not aware of the filing of any judgment or tax Lien filings against the Seller;

(vii) except with respect to any Collateral Obligation for which there is no promissory note, all original executed copies of each promissory note that constitutes or evidences the Collateral Obligations have been Delivered by the Seller at the direction of the Buyer as required under the Credit Agreement; and

(viii) none of the promissory notes, if any, that constitute or evidence any Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Buyer.

(m) Value Given. The cash payments, if any, received by the Seller, and the increase in the Seller’s equity interest in the Buyer as a result of any capital contribution by the Seller to the Buyer in respect of the purchase price of the Collateral Obligations sold hereunder constitute reasonably equivalent value in consideration for the transfer to the Buyer of such Collateral Obligations under this Agreement, such transfer was not made for or on account of an antecedent debt owed by the Seller to the Buyer, and such transfer was not and is not voidable or subject to avoidance under any applicable bankruptcy laws.

(n) Bulk Transfer Laws. The transfer, assignment and conveyance of the Collateral Obligations by the Seller pursuant to this Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(o) Origination and Collection Practices. The origination and collection practices used by the Seller and any of its Affiliates with respect to each Collateral Obligation prior to the Purchase Date with respect thereto have been consistent with the Servicing Standard.

(p) Lack of Intent to Hinder, Delay or Defraud. Neither the Seller nor any of its Affiliates has sold, or will sell, any interest in any Collateral Obligations with any intent to hinder, delay or defraud any of their respective creditors.

(q) Nonconsolidation. The Seller conducts its affairs such that (i) the Buyer would not be substantively consolidated in the estate of the Seller and their respective separate existences would not be disregarded in the event of the Seller’s bankruptcy and (ii) in its capacity as designated manager of the Buyer, such that Buyer is in compliance with the provisions of its Constituent Documents (provided, however, Seller does not hereby agree to maintain the solvency of the Buyer or agree to pay any of the Buyer’s obligations or liabilities).

(r) Accuracy of Information. All written factual information heretofore furnished by the Seller for purposes of or in connection with this Agreement or the other Facility Documents to which the Seller is a party, or any transaction contemplated hereby or thereby is, and all such written factual information hereafter furnished by the Seller to any party to the Facility Documents will be, accurate in all material respects, on or as of the date such information is stated or certified; provided that the Seller shall not be responsible for, nor have any liability with respect to, any factual information furnished to it by any third party not affiliated with it, except to the extent that a Responsible Officer of the Seller has actual knowledge that such factual information is inaccurate in any material respect.

Section 4.02	Representations and Warranties of the Seller Relating to the Agreement and the Collateral.

The Seller hereby represents and warrants to the Buyer as of the Closing Date and as of each Purchase Date and each Advance Date with respect to the Collateral to be acquired or financed by the Buyer on that date, as applicable:

(a) Valid Transfer and Security Interest. This Agreement constitutes a valid transfer to the Buyer of all right, title and interest of the Seller in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be a transfer for security, then this Agreement constitutes a grant of a security interest in all of the Collateral to the Buyer, which security interest is a valid and first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account and if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Seller in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. As of the Closing Date, each Purchase Date and each Advance Date, as applicable, (i) the Loan List is an accurate and complete listing of all Collateral as of the related Purchase Date or the related Advance Date, as applicable, and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Purchase Date or the related Advance Date, as applicable, (ii) as of its Purchase Date and as of its Advance Date, each such Collateral Obligation satisfies or satisfied, as applicable, the definition of Collateral Obligation, and (iii) the representations and warranties set forth in Section 4.02(a) are true and correct with respect to each item of Collateral.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Seller or, to the best of the Seller’s knowledge, on the part of the Obligor.

Section 4.03	Representations and Warranties Regarding the Buyer.

By its execution of this Agreement, the Buyer represents and warrants to the Seller that:

(a) Due Organization. The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party;

(b) Due Qualification and Good Standing. The Buyer is in good standing in the State of Delaware. The Buyer is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect;

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Buyer of, and the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated hereby or thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) Non-Contravention. None of the execution and delivery by the Buyer of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates);

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Buyer has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and made all Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by the Buyer of its obligations under this Agreement and the other Facility Documents, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party;

(f) [Intentionally Omitted.]

(g) Place of Business; No Changes. The Buyer’s location (within the meaning of Article 9 of the UCC) is the State of Delaware. The Buyer has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location, within the four months preceding the Closing Date.

(h) Sale Treatment. Other than for accounting and tax purposes, the Buyer has treated the transfer of Collateral Obligations from the Seller for all purposes as a sale and purchase on all of its relevant books and records and other applicable documents.

Section 4.04	Ordinary Course of Business

Each of the Seller and the Buyer represents and warrants to the other as to itself that in the event the conveyances of the Collateral provided for in Section 2.01(a) of this Agreement are determined by a court of competent jurisdiction to be a transfer for security purposes, each remittance of payments, if any, by the Seller hereunder to the Buyer under this Agreement will have been (i) in payment of an obligation incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Buyer, as the case may be, and (ii) made in the ordinary course of business or financial affairs of the Seller and the Buyer.

ARTICLE V

COVENANTS

Section 5.01	Affirmative Covenants of the Seller.

From the date hereof until the Payment in Full Date:

(a) Preservation of Corporate Existence. The Seller will preserve and maintain its limited liability company (or, on and after its Conversion, if any, corporate) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company (or, on and after its Conversion, if any, foreign corporation) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a material adverse effect on the business operations, assets or financial condition of the Seller or on the validity or enforceability of this Agreement or the provisions of any other Facility Document applicable to the Seller, or the performance by the Seller of its duties hereunder or thereunder.

(b) Performance and Compliance with Collateral. The Seller will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under all agreements related to such Collateral.

(c) Protection of Interest in Collateral. With respect to the Collateral Purchased by the Buyer, the Seller will (i) sell such Collateral pursuant to and in accordance with the terms of this Agreement, (ii) (at the Seller’s expense) take all action necessary to perfect, protect and more fully evidence the Buyer’s or its assignee’s ownership of or security interest in such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Seller’s expense), effective financing statements naming the Seller, as debtor, the Buyer, as secured party, and the Collateral Agent, for the benefit of the Secured Parties, as assignee, in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, including after its BDC Election Date, in order to amend its name on any UCC financing statement filed in connection with this Agreement, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Buyer, the Collateral Agent or the Facility Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral and of the Collateral Agent, for the benefit of the Secured Parties, under the Credit Agreement.

(d) Delivery of Collections. The Seller will cause all payments relating to all Collateral to be remitted directly to the Collection Account. In the event any payments relating to any Collateral are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to the Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Buyer (and its assignees).

(e) Separate Identity. The Seller acknowledges that the Facility Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by the Credit Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller. Therefore, from and after the date of execution and delivery of this Agreement, the Seller will take all reasonable steps to maintain the Buyer’s identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate (except as otherwise required under GAAP or applicable tax law). Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller agrees that:

(i) the Seller will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with Section 5.03 of the Credit Agreement (provided, however, that the Seller does not hereby guaranty the solvency of the Buyer or agree to pay any of the Buyer’s obligations or liabilities);

(ii) the Seller shall maintain corporate records and books of account separate from those of the Buyer;

(iii) the annual financial statements of the Seller shall disclose the effects of the Seller’s transactions in accordance with GAAP and the annual financial statements of the Seller shall not reflect in any way that the assets of the Buyer, including, without limitation, the Collateral, could be available to pay creditors of the Seller or any other Affiliate of the Seller;

(iv) the resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by the Seller as official records;

(v) the Seller shall maintain an arm’s–length relationship with the Buyer and will not hold itself out as being liable for the debts of the Buyer;

(vi) except as otherwise permitted under the Credit Agreement, the Seller shall keep its assets and its liabilities wholly separate from those of the Buyer;

(vii) the Seller will avoid the appearance, and promptly correct any known misperception of any of the Seller’s creditors, that the assets of the Buyer are available to pay the obligations and debts of the Seller; and

(viii) to the extent that the Seller services the Collateral and performs other services on the Buyer’s behalf, the Seller will clearly identify itself as an agent for the Buyer in the performance of such duties; provided, however, that the Seller will not be required to so identify itself when communicating with the Obligors not in its capacity as agent for the Buyer but rather in its capacity as agent for a group of lenders.

(f) Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Buyer regarding the provision of any information or documents in the possession of or reasonably obtainable by the Seller without undue burden or expense which are necessary or desirable, including the provision of such information or documents in electronic or machine–readable format, to allow each of the Buyer and its assignees (including, without limitation, the Collateral Agent) to carry out their responsibilities under the Facility Documents.

Section 5.02	Negative Covenants of the Seller.

From the date hereof until the Payment in Full Date:

(a) Change of Name or Location of Loan Files. The Seller shall not change its name, move the location of its principal place of business and chief executive office, or change the jurisdiction of its formation (or, on and after its Conversion, if any, incorporation), unless the Seller gives written notice thereof to the Buyer and the Facility Agent and takes all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Buyer and the Collateral Agent, for the benefit of the Secured Parties, in the Collateral.

(b) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Collateral by the Seller to the Buyer; provided that for federal income tax reporting purposes, the Buyer is treated as a “disregarded entity” and, therefore, the transfer of Collateral by the Seller to the Buyer hereunder will not be recognized.

ARTICLE VI

OPTION TO REPURCHASE AND SUBSTITUTE COLLATERAL LOANS

Section 6.01	Substitution of Collateral Obligations.

So long as the Seller is permitted to do so pursuant to Section 10.01(a)(vi) of the Credit Agreement, the Seller may, subject to the conditions set forth in said section and in this Section 6.01, replace any Credit Risk Loan, Defaulted Loan or Excess Concentration Loan and Related Property with one or more other Collateral Obligations, provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(a) the Seller has notified the Buyer and the Facility Agent in writing identifying the Collateral Obligation to be replaced (a “Replaced Loan”) and the Collateral Obligation(s) to be substituted therefore (each, a “Substitute Loan”);

(b) all representations and warranties of the Seller contained in Sections 4.01 and 4.02 shall be true and correct as of the date of substitution of any such Substitute Loan;

(c) the Repurchase and Substitution Limits applicable to any such substitution are satisfied;

(d) the Acquisition and Disposition Standards are adhered to;

(e) the Seller shall deliver to the Buyer on the date of such substitution a revised Schedule I that shall include such Substitute Loan(s) and shall have deleted such Replaced Loan(s); and

(f) the Seller shall deliver to the Buyer and the Facility Agent on the date of such substitution a certificate of a Responsible Officer stating that the foregoing conditions have been or will be met upon such replacement and substitution and an assignment substantially in the form of Exhibit A hereto with respect to such Substitute Loan(s).

Contemporaneously with the receipt of the Substitute Loan, the Buyer shall sell, transfer, assign, set over and otherwise convey to the Seller, without recourse, all the right, title and interest of the Buyer in and to any Replaced Loan and Related Property pursuant to this Section 6.01, and the Buyer shall cause the Collateral Agent to release the Lien of the Credit Agreement thereon.

Section 6.02	Seller’s Optional Right to Repurchase Collateral Obligations.

(a) In addition to its right of substitution hereunder, so long as the Seller is permitted to do so pursuant to Section 10.01(a)(vi) of the Credit Agreement, the Seller may, subject to the conditions set forth in Section 10.01(a)(vi) and Section 10.01(a)(viii) of the Credit Agreement and this Section 6.02, repurchase any Credit Risk Loan, Defaulted Loan or Excess Concentration Loan and Related Property at the Repurchase Price, provided that no such repurchase shall occur unless each of the following conditions is satisfied as of the date thereof:

(i) the Repurchase and Substitution Limits applicable to any such repurchase are satisfied;

(ii) the Acquisition and Disposition Standards are adhered to;

(iii) the Seller shall deposit in the Collection Account the Repurchase Price with respect to such Collateral Obligation and Related Property as of the date of such repurchase.

(b) Promptly upon request of the Seller to do so, the Buyer (or the Collateral Manager on its behalf) shall determine each component of the Repurchase Price and shall notify the Seller of each thereof and of the Repurchase Price with respect thereto should the Seller elect to exercise its repurchase option. No later than ten (10) Business Days after receipt of such information, the Seller may, at its option, by written notice to the Buyer, the Collateral Manager, the Collateral Agent and the Facility Agent, elect to exercise its right to repurchase such Collateral Obligation and Related Property and, on such date or within five (5) Business Days thereafter, repurchase such Collateral Obligation and Related Property. Failure by the Seller to exercise such option to repurchase any Collateral Obligation and Related Property at any time shall not affect the ability of the Seller to exercise such right at a later date with respect to such Collateral Obligation and Related Property provided the Repurchase Price is redetermined at such later time.

(c) Contemporaneously with the receipt of the Repurchase Price, the Buyer shall sell, transfer, assign, set over and otherwise convey to the Seller, without recourse, all the right, title and interest of the Buyer in and to any Collateral Obligation and Related Property repurchased by the Seller pursuant to Section 6.02(a), and the Buyer shall cause the Collateral Agent to release the Lien of the Credit Agreement thereon.

ARTICLE VII

INDEMNIFICATION BY THE SELLER

Section 7.01	Indemnification.

The Seller agrees to indemnify, defend and hold harmless the Buyer, its officers, directors, employees, personnel and agents (any one of which is an “Indemnified Party”) from and against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable legal fees and related costs and any other reasonable costs, fees and expenses that such Person may sustain as a result of the Seller’s fraud or the failure of the Seller to perform its duties in compliance in all material respects with the terms of this Agreement, except to the extent arising from gross negligence, willful misconduct or fraud by the Person claiming indemnification, provided that the Seller shall not be liable for any consequential (including loss of profit), indirect, special or punitive damages hereunder. Any Person seeking indemnification hereunder shall promptly notify the Seller if such Person receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim of indemnification hereunder but failure to provide such notice shall not relieve the Seller of its indemnification obligations hereunder unless and to the extent the Seller is deprived of material substantive or procedural rights or defenses as a result thereof. The Seller shall assume (with the consent of the Indemnified Party, such consent not to be unreasonably withheld) the defense and any settlement of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Indemnified Party in respect of such claim. The parties agree that the provisions of this Section 7.01 shall not be interpreted to provide recourse to the Seller against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to a Collateral Obligation. The Seller shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Collateral Obligations.

Section 7.02	Liabilities to Obligors.

Except with respect to the funding commitment assumed by the Buyer with respect to any Delayed Drawdown Collateral Loan or Revolving Collateral Loan, no obligation or liability to any Obligor under any of the Collateral Obligations is intended to be assumed by the Buyer, the Facility Agent or any of the other the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 7.03	Operation of Indemnities.

If the Seller has made any indemnity payments to an Indemnified Party pursuant to this Article VII and such Indemnified Party thereafter collects any such amounts from others, such Indemnified Party will repay such amounts collected to the Seller.

ARTICLE VIII

MISCELLANEOUS

Section 8.01	Amendments and Waivers.

Except as provided in this Section 8.01, no amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by the Buyer and Seller, consented to in writing by the Facility Agent and Rating Confirmation having been satisfied, other than an amendment to this Agreement to incorporate by reference and/or amend a Loan List on the related Purchase Date.

Section 8.02	Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed, e-mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail or by facsimile mail, when electronic confirmation or verbal communication of receipt is obtained.

Section 8.03	Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each of the parties hereto and their respective successors and permitted assigns acknowledges that the rights and obligations of the Seller may be transferred, assigned and delegated to a successor corporation in connection with the Seller’s Conversion, if any.

Section 8.04 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE SERVICE OF PROCESS.

THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THE FOREGOING SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON–EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Each of the Buyer and the Seller agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Buyer or the Seller, as applicable, at its address specified in the signature pages to this Agreement or at such other address(es) as the Facility Agent and the Collateral Agent shall have been notified in accordance with the Credit Agreement. Nothing in this Section 8.04 shall affect the right of the Facility Agent and the Collateral Agent to serve legal process in any other manner permitted by law.

Section 8.05	WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 8.06 Certain Taxes. The Seller shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

Section 8.07	Non-Petition.

(a) The Seller hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against the Buyer any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer, the applicable preference period then in effect plus one day, after the Payment in Full Date, provided that nothing in the Section 8.07 shall preclude, or be deemed to stop, the Seller (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by the Buyer or (b) any involuntary insolvency proceeding filed or commenced against the Buyer by a Person other than the Seller, or (ii) from commencing against the Buyer or any properties of the Buyer any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

Section 8.08	Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement, any other Facility Document or any other agreement, instrument or document entered into by it pursuant to or in connection with this Agreement or any other Facility Document shall be had against any stockholder, incorporator, partner, member, manager, authorized representative, officer, employee, personnel or director of the Seller by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise it being expressly agreed and understood that the agreements of the Seller contained in this Agreement, any other Facility Document and all of the other agreements, instruments and documents entered into by it pursuant to or in connection with this Agreement or any other Facility Document are, in each case, solely the limited liability company (or, on or after the Conversion, if any, corporate) obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any stockholder, incorporator, partner, member, manager, authorized representative, officer, employee, personnel or director of the Seller, or any of them, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement, any other Facility Document or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each stockholder, incorporator, partner, member, manager, authorized representative, officer, employee, personnel or director of the Seller, or any of them, for breaches by the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 8.08(a) shall survive the termination of this Agreement.

(b) Notwithstanding any other provision of this Agreement, the obligations of the Buyer under this Agreement and any other Facility Document are limited recourse obligations of the Buyer payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and all obligations of and any claims by the Seller against the Buyer hereunder after any such realization and application shall be extinguished and shall not thereafter revive. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement, any other Facility Document or any other agreement, instrument or document entered into by it pursuant to or in connection with this Agreement or any other Facility Document shall be had against any stockholder, incorporator, partner, member, manager, authorized representative, officer, employee, personnel or director of the Buyer by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement, any other Facility Document and all of the other agreements, instruments and documents entered into by it pursuant to or in connection with this Agreement and any other Facility Document are, in each case, solely the limited liability company obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any stockholder, incorporator, partner, member, manager, authorized representative, officer, employee, personnel or director of the Buyer or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement, any other Facility Document or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each stockholder, incorporator, partner, member, manager, authorized representative, officer, employee, personnel or director of the Buyer, or any of them, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 8.08(b) shall survive the termination of this Agreement.

Section 8.09	Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Purchases.

(a) The Seller shall cause all financing statements and continuation statements and any other necessary documents perfecting the Buyer’s security interest in the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the perfection and priority of the security interest of the Buyer in all property comprising the Collateral. The Seller shall deliver to the Buyer the file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Buyer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 8.09(a).

(b) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Buyer, the Facility Agent or the Collateral Agent, on behalf of the Secured Parties, may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the security and/or interest granted in the Collateral.

(c) If the Seller fails to perform any of its obligations hereunder, the Buyer or the Facility Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Buyer’s or the Facility Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller. The Seller irrevocably authorizes the Buyer or the Facility Agent at any time (so long as it has failed to perform its obligations hereunder) at the Buyer’s or the Facility Agent’s sole discretion and appoints each of the Buyer and the Facility Agent as its attorney–in–fact to act on behalf of the Seller (i) to execute on behalf of the Seller and to file financing statements on behalf of the Seller, as debtor, necessary or desirable in the Buyer’s and the Facility Agent’s sole discretion to perfect and to maintain the perfection and priority of the security interest of the Buyer (and its assignees) in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Buyer or the Facility Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the security interests of the Buyer (and its assignees) in the Collateral. This appointment is coupled with an interest and is irrevocable.

Section 8.10	Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 8.11	Headings, Exhibits and Schedules.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The exhibits and schedules attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 8.12	Assignment.

Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as permitted by this Section 8.12 or by the Credit Agreement. Simultaneously with the execution and delivery of this Agreement, the Buyer shall assign all of its right, title and interest herein to the Collateral Agent for the benefit of the Secured Parties, to which assignment the Seller hereby expressly consents. Upon assignment, the Seller agrees to perform its obligations hereunder for the benefit of the Collateral Agent for the benefit of the Secured Parties and the Collateral Agent, in such capacity, shall be a third party beneficiary hereof. The Collateral Agent on behalf of the Secured Parties under and in accordance with the Credit Agreement may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder without joinder of the Buyer.

Section 8.13	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

WHITEHORSE FINANCE, LLC, as the Seller

By:
Name:
Title:

Address for Notices:

1450 Brickell Avenue Miami, FL 33131 Attention: Mr. Richard Siegel Tel: (305) 379-2322 Fax: (305) 381-4180 Email: rsiegel@higcapital.com with a copy at the same address to:

Alastair Merrick Tel: (212) 314-1039 Fax: (212) 314-1016 Email: amerrick@higwhitehorse.com

WHITEHORSE FINANCE WAREHOUSE, LLC, as the Buyer

By:	WHITEHORSE FINANCE, LLC, its designated manager

By:
Name:
Title:

Address for Notices:

1450 Brickell Avenue Miami, FL 33131 Attention: Mr. Richard Siegel Tel: (305) 379-2322 Fax: (305) 381-4180 Email: rsiegel@higcapital.com with a copy at the same address to:

Alastair Merrick Tel: (212) 314-1039 Fax: (212) 314-1016 Email: amerrick@higwhitehorse.com

Exhibit A

Form of Assignment

[ Date ]

In accordance with the Loan Sale and Contribution Agreement (together with all amendments and modifications from time to time thereto, the “Agreement”), dated as of September 27, 2012, made by and between the undersigned, WHITEHORSE FINANCE, LLC, as the Seller (together with its successors and permitted assigns, the “Seller”), and WHITEHORSE FINANCE WAREHOUSE, LLC, as the Buyer (together with its successors and permitted assigns, the “Buyer”), as assignee thereunder, the undersigned does hereby sell, transfer, convey and assign, set over and otherwise convey to the Buyer, all of the Seller’s right, title and interest in and to the following (including, without limitation, all obligations of the lender to fund any Revolving Collateral Loan or Delayed Drawdown Collateral Loan conveyed by the undersigned to Buyer hereunder which obligations Buyer hereby assumes):

(i) the Collateral Obligations listed on Schedule I attached hereto (which Schedule I is hereby incorporated by reference in and shall become part of the Loan List referred to as Schedule I in the Agreement), all payments paid in respect thereof and all monies due, to become due or paid in respect thereof accruing on and after the Purchase Date and all Collections and other recoveries thereon, in each case as they arise after the Purchase Date;

(ii) all Liens and Related Property with respect to the Collateral Obligations referred to in clause (i) above;

(iii) all Related Documents with respect to the Collateral Obligations referred to in clause (i) above;

(iv) all income, payments, proceeds and other benefits of any and all of the foregoing, including but not limited to, all accounts, cash and currency, chattel paper, electronic chattel paper, tangible chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter of credit rights, software, supporting obligations, accessions, proceeds and other property consisting of, arising out of, or related to the foregoing, but excluding any Excluded Amount with respect thereto.

Capitalized terms used herein have the meaning given such terms in the Agreement.

This Assignment is made pursuant to and in reliance upon the representations and warranties on the part of the undersigned contained in Article IV of the Agreement and no others.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed on the date written above.

WHITEHORSE FINANCE, LLC

By:
Name:
Title:

A-2

Schedule I

Loan List

WhiteHorse Finance Warehouse, LLC

Position	Outstanding Principal Balance	Purchase Price
Acella Pharmaceuticals, LLC (Senior Secured Debt)	61,396,680	61,396,680
* AGS (American Gaming Systems)(Initial TL - 8/15/12 - 17mm @ 96% - UBS)	17,309,180	16,620,620
Genoa Healthcare (2nd Lien TL - 12/31/11)	26,923,271	26,896,416
** Hilex Poly Co (11/10)(Loan - 11/16/10 - DB)	34,331,526	35,193,516
Jackson Hewitt Inc (Restructured Term Loan)	41,718,065	40,674,058
Metropolitan Health Networks, Inc. (2nd Lien TL - 10/17/11)	8,860,521	8,515,776
Prepaid Legal Services, Inc. (Term Loan A - 6/30/11 - Macquarie)	1,605,024	1,554,843
Prepaid Legal Services, Inc. (Term Loan B - 6/30/11 - Macquarie)	3,928,716	3,821,499
St. John Knits Inc. (1st Lien TL - JPM)	4,911,750	4,924,450
TCO Funding Corp. (Tensar)(Term Loan B - 30mm - 4/3/12 - GE)	24,215,126	23,832,721

	225,199,859	223,430,579

*	Initial Delayed Draw Term Loan - Undrawn $1,128,859.57
Secondary Delayed Draw Term Loan - Undrawn $1,128,859.57